Exhibit 10.7

FORM OF EMBECTA CORP.

DIRECTORS’ DEFERRAL PLAN

Effective as of [●, 2022]

On [____], 2022 Becton Dickinson Corporation (“BD”) entered into a transaction whereby the public shareholders of BD would be issued stock dividends consisting of the common stock of Embecta Corp. (“Embecta”) as of the [____], 2022 separation date, as described in the Form 10 filed by Embecta with the SEC on [____], 2022 (the transaction, the “Separation”). BD and Embecta entered into a Separation and Distribution Agreement, a form of which is attached as Exhibit 2.1 to the Form 10 filed by Embecta on [____], 2022 (the “Separation Agreement”) to effect the Separation.

As a result of the Separation, BD and Embecta are no longer members of the same controlled group of corporations.

BD adopted the Becton, Dickinson Company 1996 Directors’ Deferral Plan (the “BD Plan”), as amended and restated November 25, 2014, to allow the non-employee members of the Board of Directors of BD to defer a portion of their remuneration (including certain equity-based compensation) otherwise payable to them.

On [____], 2022 (the “Effective Date”), Embecta adopted this Embecta Directors’ Deferral Plan (the “Plan”) for the benefit of the non-employee members of the Board of Directors of Embecta to (i) accept the liabilities of Participants of the BD Plan spun-off to Embecta as set forth on Exhibit A and (ii) to provide benefits to Participants as set forth herein. The purpose of the Plan is to permit those non-employee members of the Board of Directors of Embecta to defer, pursuant to the provisions of the Plan, a portion of the remuneration otherwise payable to them.

In accordance with the Separation Agreement and immediately after the Separation, BD spun-off a portion of the BD Plan to Embecta designated by BD which represents the assets and liabilities of Participants related to the BD Plan under the Plan as set forth on Exhibit A (the “Transferred Amounts”).

All Transferred Amounts will be subject to the terms of the Plan. Specifically, the Plan shall apply as follows:

•

Pre-Separation Deferrals. Transferred Amounts related to deferrals made prior to the Separation, and earnings thereon, shall continue to be administered in accordance with the terms of the BD Plan (attached as Exhibit B) and with any elections made thereunder; provided that the BD Plan shall be subject to Amendment 2022-1 attached hereto as Exhibit C.

•	Post-Separation Deferrals. The provisions of this Plan shall apply to deferrals made on or following the Separation, and earnings thereon.

ARTICLE I

Definitions

Section 1.1  “Additional Deferral Election” means the election by a Participant under Section 3.2(b) to further defer the date payment otherwise would be made (or begin to be made) from a Participant’s Deferred Account.

Section 1.2  “Board” means the Board of Directors of the Company.

Section 1.3   “Change-of-Form Election” means the election by a Participant under Section 3.2(a) to change the form of distribution from any of his or her Deferred Accounts.

Section 1.4  “Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

Section 1.5  “Committee” means the Committee on Directors of the Board, or such other committee as may be designated by the Board to be responsible for administering the Plan.

Section 1.6  “Company” means Embecta Corp., and any successor thereto.

Section 1.7  “Deferral Election” means a Deferred Retainer Election, Deferred Fees Election, and/or a form-of-distribution election under Section 3.5.

Section 1.8  “Deferred Account” means the Participant’s Deferred Retainer Account and/or Deferred Fees Account.

Section 1.9  “Deferred Fees” means the amount of a Participant’s fees (other than the Participant’s annual Board retainer fees) that such Participant has elected to defer until a later year pursuant to an election under Section 3.1(a).

Section 1.10  “Deferred Fees Account” means the bookkeeping account established under Section 3.1 on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.6(a).

Section 1.11  “Deferred Fees Election” means the election by a Participant under Section 3.1 to defer until a later year receipt of some or all of his or her fees (other than annual Board retainer).

Section 1.12  “Deferred Retainer” means the amount of a Participant’s annual Board retainer fees that such Participant has elected to defer until a later year pursuant to an election under Section 3.1(a).

Section 1.13  “Deferred Retainer Account” means the bookkeeping account established under Section 3.1 on behalf of a Participant, and includes any Interest Return credited thereto pursuant to Section 3.6(a).

Section 1.14   “Deferred Retainer Election” means the election by a Participant under Section 3.1(a) to defer until a later year receipt of some or all of his or her annual Board retainer.

Section 1.15   “Director” means a member of the Board.

Section 1.16   “Disability” means a Participant’s total disability as defined below and determined in a manner consistent with Code Section 409A and the regulations thereunder:

(a) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) A Participant will be deemed to have suffered a Disability if determined to be totally disabled by the Social Security Administration. In addition, the Participant will be deemed to have suffered a Disability if determined to be disabled in accordance with a disability insurance program maintained by the Company, provided that the definition of disability applied under such disability insurance program complies with the requirements of Code Section 409A and the regulations thereunder.

Section 1.17   “Effective Date” means the effective date of the Plan set forth in Section 5.4.

Section 1.18   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Section 1.19   “Interest Return” means the amounts which are credited from time to time to each Participant’s Deferred Retainer Account and/or Deferred Fees Account pursuant to Section 3.3(a).

Section 1.20   “Investment Election” means the Participant’s election to have deferred amounts credited with hypothetical earnings credits (or losses) that track the investment performance of the Investment Options in accordance with Article III.

Section 1.21   “Investment Options” means those hypothetical targeted investment options designated by the Committee as measurements of the rate of return to be credited to (or charged against) amounts deferred to Participants’ accounts.

Section 1.22   “Participant” means an individual who is eligible to participate in this Plan in accordance with Article II.

Section 1.23   “Payment Date” means the last day of January, April, July or October of each calendar year on which the Directors are paid their compensation for the immediately preceding three (3) month period.

Section 1.24   “Plan” means the Embecta Corp. Directors’ Deferral Plan as from time to time in effect.

Section 1.25   “Separation from Service” means a termination or other separation from service with the Board determined in a manner consistent with Code Section 409A and the regulations thereunder.

ARTICLE II

Participation

Section 2.1 Participation.

(a) Participation in the Plan shall be limited to an individual who, as at the Effective Date of the Plan and/or any subsequent first day of any calendar quarter, is a Director.

(b) The Committee may, consistent with Company policy:

(i)	designate as ineligible particular individuals or groups of individuals who otherwise would be eligible under Section 2.1(a); or

(ii)	designate as eligible particular individuals or groups of individuals who otherwise would be ineligible under Section 2.1(a).

ARTICLE III

Deferral Elections, Accounts and Distributions

Section 3.1 Deferred Retainer Elections and Deferred Fees Elections.

(a) With respect to an individual who is eligible to participate in this Plan in accordance with Section 2.1, elections of Deferred Retainer and/or Deferred Fees shall be made in writing on forms to be furnished by the Committee. A Deferred Retainer Election and/or a Deferred Fees Election shall apply only to the Director’s annual retainer or fees, as the case may be, for the particular calendar year specified in the election. A Participant may elect to defer from 1% of his or her annual retainer to 100% of that retainer (in increments of 1%) and/or from 1% to 100% of his or her other fees (in increments of 1%).

(b) A Deferred Retainer Election and/or Deferred Fees Election with respect to payments for a particular calendar year under this Plan (i) must be made during the time period specified by the Committee, but in no event later than the December 31 immediately preceding that calendar year and (ii) once made, cannot be changed or revoked after the final deadline established by the Committee for making the election. Notwithstanding the prior sentence, in the case of a newly-elected Director who first becomes eligible to participate in the Plan during the calendar year (and is not otherwise eligible for participation in a non-qualified deferred compensation plan required to be aggregated with this Plan under Code Section 409A), the initial Deferred Retainer Election and/or Deferred Fees Election may be made within thirty (30) days following the date the Director is otherwise eligible to participate in the Plan, and shall be effective only with respect to amounts earned after the date of the Deferred Retainer Election and/or Deferred Fees Election. All such Deferred Retainer amounts shall be credited to the Participant’s Deferred Retainer Account (or, if none, to a new such account established in the Participant’s name) and all such Deferred Fees shall be credited to the Participant’s Deferred Fees Account (or, if none, to a new such account established in the Participant’s name) as of each quarterly Payment Date.

(c) A Participant who makes a Deferred Retainer Election or a Deferred Fees Election may defer the payment of any retainer and/or fees, and any Interest Return credited thereon pursuant to Section 3.3(a), until (i) the Participant’s Separation from Service for any reason or (ii) a fixed date which is no earlier than three full calendar years after the calendar year during which the Deferred Retainer or Deferred Fees otherwise were payable and no later than ten years after the earliest date specified in (i), provided, however, that all distributions under Section 3.4(b) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

(d) In the event of any such Deferred Retainer Election or Deferred Fees Election, the form of payment of any distribution (i.e., in a lump sum or in five or ten annual installments) and the starting date of such distribution (i.e., as soon as practicable following the event causing the distribution or January 31st of the calendar year immediately following such event) shall be elected at the same time. In the event that any distribution is elected to be paid in five or ten annual installments, the Participant also may elect, at the time of the Deferred Retainer Election and/or Deferred Fees Election, to have the form of distribution, automatically and without any further action on his or her part, converted to a lump sum payment in accordance with Section 3.4(b) in the event of such Participant’s death or Disability occurring prior to the expiration of the complete period of deferral. Except as herein provided, such form-of-payment election shall not be changed or revoked.

Section 3.2   Change-of-Form Elections and Additional Deferral Elections.

(a) Change-of-Form Elections. Any Participant, who has made a Deferral Election, may make an additional election to change the form of distribution of the balance in any of his or her Deferred Accounts to one of the three acceptable forms of distributions under Section 3.4(d). Only one Change-of-Form Election may be made by any Participant with respect to the balance in any Deferred Account attributable to any individual Deferred Election during any three (3) calendar years; provided, however, that no such Change-in-Form Election will be effective with respect to any balance in any Participant’s Deferred Account, unless made in connection with the establishment of the Deferred Account, until such balance has been in such Deferred Account for at least two (2) calendar years. Notwithstanding the foregoing, any Change-of-Form Election shall not be effective unless the following requirements are met:

(i)

the Change-of-Form Election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii)

except for payments made on account of a Participant’s death or unforeseen emergency under Section 3.4(e), the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

(iii)

any Change-of-Form Election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

(iv)	all distributions under Section 3.4(d) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

In all events, no election under this (a) shall be valid unless the election meets the requirements of subsection 3.2(a)(iv), even if such election complies with subsections 3.2(a)(i) through 3.2(a)(iii).

(b) Additional Deferral Elections (Change-of-Time). Any Participant who has made a Deferred Retainer Election or Deferred Fees Election may make an additional election to further postpone the initial starting date for distributions of the balance in his or her Deferred Retainer Account or Deferred Fees Account to a date no earlier than five full calendar years thereafter and no later than the latest date that would have been permitted under Section 3.1(d) for the initial Deferral Election; provided, however, that only one such Additional Deferral Election may be made with respect to the balance in any Deferred Account attributable to any individual Deferral Election. In addition, any election made under this Section 3.2(b) with respect to any deferred amounts shall not be effective unless the following requirements are met:

(i)

the election will not take effect until at least twelve months after the date on which the election is made and will not be recognized with respect to payments that would otherwise have commenced during such twelve-month period;

(ii)

except for payments made on account of a Participant’s death or unforeseen emergency under Section 3.4(d), the first payment with respect to which such election is made shall be deferred for a period of not less than five years from the date such payment would otherwise have been made;

(iii)

any election related to payments that would otherwise have commenced as of a specified time, as opposed to the Participant’s Separation from Service, may not be made less than twelve months prior to the date on which such payments would otherwise have commenced; and

(iv)	all distributions under Section 3.4(c) must be paid in full no later than ten years after the Participant’s Separation from Service for any reason.

In all events, no election under this Section 3.2(b) shall be valid unless the election meets the requirements of Section 3.2(b)(iv), even if such election complies with Sections 3.2(b)(i) through 3.2(b)(iii).

Section 3.3   Investment Return on Deferred Accounts.

(a) If a Participant does not make an Investment Election as provided below, the Committee shall credit the balance of each Participant’s Deferred Retainer Account and Deferred Fees Account during the calendar year with an Interest Return equal to interest thereon. Such balances shall include all Interest Returns previously credited to the account. The Interest Return to be credited for each calendar year shall be calculated by multiplying the average daily balance in each such Deferred Account by the Moody’s Seasoned Aaa Corporate Bond Rate in effect on the first business day of September of the previous calendar year1, as published in the weekly Federal Reserve Statistical Release (Publication H.15). Notwithstanding the foregoing, at the time the Participant makes a Deferral Election or a form of distribution election, the Participant may make an Investment Election and select Investment Options with respect to the amounts credited to those accounts. If a Participant makes an Investment Election, additional hypothetical bookkeeping amounts shall be credited to (or deducted from) the Participant’s Deferred Retainer Account or Deferred Fees Account to reflect the earnings (or losses) that would have been experienced had the deferred amounts been invested in the Investment Options selected by the Participant as targeted rates of return, net of all fees and expenses otherwise associated with the Investment Options. The Committee may add or delete Investment Options, on a prospective basis, by notifying all Participants whose accounts are hypothetically invested in such Investment Options, in advance, and soliciting elections to transfer deferred amounts so that they track investments in other Investment Options then available. Investment Elections will continue in effect until changed by the Participant. A Participant may change a prior Investment Election on a daily basis and in such manner as approved by the Committee.

(b) Within 60 days following the end of each calendar year, the Committee shall furnish each Participant with a statement of account which shall set forth the balance in each of the individual’s Deferred Accounts as of the end of such calendar year, inclusive of cumulative Interest Return.

Section 3.4   Distributions.

(a) Upon occurrence of an event specified in the Participant’s Deferral Election, as modified by any Change-of-Form Election, the amount of a Participant’s Deferred Retainer Account and/or Deferred Fees Account shall be paid in cash, in each case to the Participant or his or her beneficiary, as applicable. Such payment(s) shall be from the general assets of the Company in accordance with Section 3.5.

(b) Deferred amounts shall be distributed (or begin to be distributed) as soon as practicable following the occurrence of the event making distribution necessary, or, if later, by the fifteenth day of the third calendar month following the date such event occurs, as determined solely by the Committee.

[1]	Note to Draft: This is from BD Plan. Consider whether a different rate of return will be used.

(c) Unless other arrangements are specified by the Committee (in accordance with Code Section 409A), deferred amounts shall be paid in the form of (i) a lump sum payment, (ii) in five annual installments or (iii) in ten annual installments, as elected by the Participant at the time of his or her Deferral Election and as modified by any applicable subsequent Change-of-Form Election. Such payments shall be made (or begin to be made) as soon as practicable following the occurrence of the event making payment necessary or, if later, by the fifteenth day of the third calendar month following the date such event occurs, as determined solely by the Committee. Alternatively, the Participant may elect in the Deferral Election to receive payment on the January 31st of the calendar year immediately following such event.

(d) Unforeseeable Emergency.

(i)

In case of an unforeseeable emergency, a Participant may make a request to the Committee, on a form to be provided by the Committee, that payment be made earlier than the date to which it was deferred.

(ii)

For purposes of this Section 3.4(d), in connection with any distribution date acceleration on account of an unforeseeable emergency, an “unforeseeable emergency” shall be limited to a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or of a Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of events that may constitute an unforeseeable emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of the Participant’s spouse, the Participant’s beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)). Whether a Participant is faced with an unforeseeable emergency will be determined based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by available insurance or otherwise, (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (iii) by cessation of deferrals under the Plan.

(iii)

The amount available for distribution on account of an unforeseeable emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution), and shall be determined in accordance with Code Section 409A and the regulations thereunder.

(iv)

The Committee shall consider any requests for payment under this Section 3.4(d) in accordance with the standards of interpretation described in Code Section 409A and the regulations and other guidance thereunder.

(e) The Company shall deduct from all payments under the Plan federal, State and local income and employment taxes, as required by applicable law.

Section 3.5   General Provisions.

(a) The Company shall make no provision for the funding of any Deferred Accounts payable hereunder that (i) would cause the Plan to be a funded plan for purposes of section 404(a)(5) of the Code or (ii) would cause the Plan to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations § 1.83-3(e); and the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Plan. Subject to the restrictions of the preceding sentence, the Company, in its sole discretion, may establish one or more grantor trusts described in Treasury Regulations § 1.677(a)-1(d) to accumulate funds to pay amounts under this Plan, provided that the assets of such trust(s) shall be required to be used to satisfy the claims of the Company’s general creditors in the event of the Company’s bankruptcy or insolvency.

(b) In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments from any Deferred Account, such reserve shall not under any circumstances be deemed to be an asset of this Plan but, at all times, shall remain a part of the general assets of the Company, subject to claims of the Company’s creditors.

(c) A person entitled to any amount under this Plan shall be a general unsecured creditor of the Company with respect to such amount. Furthermore, a person entitled to a payment or distribution with respect to a Deferred Account, shall have a claim upon the Company only to the extent of the balance(s) in his or her Deferred Accounts.

(d) The Participant’s beneficiary under this Plan with respect to the balance(s) in his or her Deferred Accounts shall be the person designated to receive benefits on account of the Participant’s death on a form provided by the Committee.

(e) All commissions, fees and expenses that may be incurred in operating the Plan and any related trust(s) established in accordance with Section 3.5(a) will be paid by the Company.

(f) Notwithstanding any other provision of this Plan, subject to the requirements of Code Section 409A and the regulations and other guidance issued thereunder, elections under this Plan may only be made by Participants while they are directors of the Company.

Section 3.6   Non-Assignability. Participants, their legal representatives and their beneficiaries shall have no right to anticipate, alienate, sell, assign, transfer, pledge or encumber their interests in the Plan, nor shall such interests be subject to attachment, garnishment, levy or execution by or on behalf of creditors of the Participants or of their beneficiaries.

ARTICLE IV

Administration

Section 4.1   Plan Administrator.

(a) Subject to the express provisions of the Plan, the Committee shall have the exclusive right to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan. The decisions, actions and records of the Committee shall be conclusive and binding upon the Company and all persons having or claiming to have any right or interest in or under the Plan.

(b) The Committee may delegate to such officers, employees or departments of the Company such authority, duties, and responsibilities of the Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Plan, including, without limitation, (i) interpretation of the Plan, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Plan.

Section 4.2   Plan to Comply with Code Section 409A. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Code Section 409A and any provision that would conflict with such requirements shall not be valid or enforceable.

ARTICLE V

Amendment, Termination and Effective Date

Section 5.1   Amendment of Plan. Subject to the provisions of Section 5.3, the Plan may be wholly or partially amended or otherwise modified at any time by written action of the Board of Directors; provided, however, that in no event shall any amendment or modification be made in a manner that is inconsistent with the requirements under Code Section 409A.

Section 5.2   Termination of Plan. Subject to the provisions of Section 5.3, the Plan may be terminated at any time by written action of the Board of Directors; provided, however, that in no event shall any termination be made in a manner that is inconsistent with the requirements under Code Section 409A.

Section 5.3   No Impairment of Benefits. Notwithstanding the provisions of Sections 5.1 and 5.2, no amendment to or termination of the Plan shall impair any rights to benefits which have accrued hereunder.

Section 5.4   Effective Date. The Plan is effective as of [●, 2022], and has been amended from time to time thereafter.